                                                                   EXHIBIT 99.1


FOR IMMEDIATE DISTRIBUTION

CONTACT:  Corporate Communications         Investor Relations
          404-715-2554                     404-715-6679


         DELTA AIR LINES REPORTS FOURTH QUARTER, FULL YEAR 2002 RESULTS

ATLANTA, January 16, 2003 - Delta Air Lines (NYSE:DAL) today reported results for the quarter ending December 31, 2002 and other significant news. The key points are, Delta:

- REPORTS A FOURTH QUARTER NET LOSS OF $363 MILLION, OR $2.98 LOSS PER COMMON SHARE. FULL YEAR 2002 NET LOSS IS $1.3 BILLION, OR $10.44 LOSS PER SHARE.

- EXCLUDING UNUSUAL ITEMS, REPORTS A FOURTH QUARTER NET LOSS OF $230 MILLION, OR $1.90 LOSS PER COMMON SHARE. ON THE SAME BASIS, FULL YEAR 2002 NET LOSS IS $958 MILLION, OR $7.89 LOSS PER SHARE.

- ENDS QUARTER WITH CASH AND SHORT-TERM LIQUIDITY OF $2.6 BILLION, CONSISTING OF $2.0 BILLION IN UNRESTRICTED CASH, $134 MILLION IN RESTRICTED CASH AND $500 MILLION IN SHORT-TERM LIQUIDITY.

-        DELTA MAINTAINED SOUND LIQUIDITY AND STRONG OPERATIONS DESPITE
         INDUSTRY TURMOIL.

         Delta Air Lines reported a net loss of $363 million and a loss per share of $2.98 for the December 2002 quarter. This is compared to a net loss of $734 million and loss per share of $5.98 for the December 2001 quarter. Excluding unusual items, the December 2002 quarter net loss and loss per share were $230 million and $1.90, respectively, compared to a net loss of $486 million and loss per share of $3.97 in the December 2001 quarter. For the full year 2002, Delta reported a net loss of $1.3 billion and loss per share of $10.44. Excluding unusual items, Delta reported a net loss of $958 million and loss per share of $7.89 for calendar year 2002. Note 2 to the attached consolidated statements of operations shows a reconciliation of the net loss excluding unusual items to the reported net loss.

FINANCIAL PERFORMANCE

         "During the past year, Delta, like all airlines, continued to feel the serious financial blows from the post-9/11 industry turmoil and the slumping economy. While we have experienced unsustainable losses, the hard work and tough decisions of Delta's management and people have allowed the company to remain fundamentally sound," said Leo F. Mullin, Delta chairman and chief executive officer. "Although pressures and changes within our industry are certain to continue, Delta will make the difficult but necessary moves to position our company as an industry leader when we emerge from these uncertain times."

         Year-over-year comparisons of both financial and operational performance continue to be significantly impacted by the 9/11 terrorist attacks. Fourth quarter operating revenues increased 15.5 percent, and passenger unit revenues increased 12.2 percent, compared to the December 2001 quarter.

         Operating expenses for the December 2002 quarter decreased 7.9 percent. Excluding unusual items, operating expenses for the quarter increased
1.8 percent, primarily as a result of higher pension expenses and fuel costs. Unit costs decreased 1.5 percent and unit costs on a fuel price neutralized basis (1) decreased 3.9 percent, excluding unusual items.

         Delta had positive cash flow from operations for the December 2002 quarter of $177 million. Even after funding non-fleet capital expenditures, Delta's cash flow remained slightly positive for the quarter.

         The load factor for the quarter was 71.2 percent on 3.3 percent additional capacity, compared to 63.6 percent for the same period a year ago.

         "Delta outperformed analyst expectations in the December quarter through our disciplined approach to the entire operating environment," said M. Michele Burns, executive vice president and chief financial officer. "The steps we took to optimize our network and implement cost savings initiatives led to improved cost and revenue performance in each month of the quarter."

         In the December 2002 quarter, Delta's fuel hedging program reduced costs by $40 million, pretax. Delta hedged 54 percent of its jet fuel requirements in the December 2002 quarter at an average price of $0.68 per gallon. Delta's total fuel price for the period was $0.76 per gallon. For the March 2003 quarter, Delta has hedged 63 percent of its expected jet fuel requirements at an average price of $0.77 per gallon. For the June 2003 quarter, Delta has hedged 65 percent of its expected jet fuel requirements at an average price of $0.75 per gallon and for the full year 2003, Delta has hedged 50 percent of its expected jet fuel requirements at an average price of $0.75 per gallon.

         Delta continued to adjust capacity during the fourth quarter. Compared to the December 2001 quarter, system capacity for the December 2002 quarter was up 3.3 percent and mainline capacity was up 1.4 percent. Compared to the December 2000 quarter, system capacity was down 8.4 percent and mainline capacity was down 11.2 percent. Delta's system capacity for the full-year 2003 is expected to be down 1.0 to 2.0 percent with mainline capacity down 4.0 to
5.0 percent as compared to 2002.

         Delta preserved its financial flexibility throughout 2002. With the current uncertainty in the geo-political environment and two carriers in bankruptcy, Delta maintained sound liquidity through a series of strategic initiatives. At December 31, 2002, Delta had cash and short-term liquidity totaling $2.6 billion, of which $2.0 billion is unrestricted cash and cash equivalents, $134 million is restricted cash and $500 million is short-term liquidity available under an existing credit agreement. Delta also has unencumbered aircraft with an estimated value of approximately $4.6 billion of which $1.8 billion is eligible under Section 1110 of the U.S. Bankruptcy Code. These aircraft are available for use in potential financing transactions.

          "Delta continues to focus on maintaining financial headroom in the face of an uncertain environment," said M. Michele Burns. "Throughout the year, we have been strategic in managing the portfolio within our balance sheet, in particular the proportion of cash to liquidity that we carry. By


---------
1        The amount of operating cost incurred per available seat mile during a reported period, adjusting the average fuel price per gallon for the current period to equal the average fuel price per gallon for the corresponding period in the prior year.

managing this portfolio, we have been able to minimize carrying costs by leveraging our deep pool of aircraft collateral and low short-term interest rates."

         Delta expects to meet its obligations as they become due through available cash and cash equivalents, investments, internally generated funds, borrowings and new financing transactions.

         During the December 2002 quarter, Delta recorded a non-cash charge to equity related to its pension plans totaling approximately $1.6 billion, net of tax. This charge exceeded previously announced estimates of $700-800 million, net of tax, as a result of the reduction in both interest rates and the value of pension plan assets since the original estimate.

UNUSUAL ITEMS

December 2002 Quarter

         In the December 2002 quarter, Delta recorded unusual charges totaling $133 million, net of tax, consisting primarily of the following:

Charges

- An $80 million charge, net of tax, for severance and related costs associated with job reduction programs announced in October 2002.

- A $26 million charge, net of tax, related to the purchase of a portion of outstanding ESOP Notes.

- A $23 million charge, net of tax, primarily related to the impairment of Delta's EMB-120 turbo prop fleet and related spare parts. This charge results from the decision to accelerate the removal of these assets from the fleet, as well as their reduction in market value. These aircraft will be removed from service during 2003.

- A $19 million charge, net of tax, reflecting the cost to defer the receipt of certain aircraft in accordance with previously announced changes in Delta's fleet plan.

         Offsetting these charges is the reversal of a reserve totaling $35 million, net of tax, related to nine Boeing 737 leased aircraft previously removed from service. As a result of the previously announced retirement of the B727s and the grounding of the MD-11 aircraft, the B737 aircraft will be returned to service beginning in 2003.

December 2001 Quarter

         In the December 2001 quarter, Delta recorded unusual charges totaling $248 million, net of tax, consisting primarily of the following:

Charges

- A $309 million charge, net of tax, related to staffing reduction programs implemented as a result of the September 11 terrorist attacks.

- A $188 million charge, net of tax, related to the writedown of certain aircraft.

- A $90 million charge, net of tax, related primarily to discontinued contracts, facilities and information technology projects.

Gains

- A $288 million gain, net of tax, which reflected a portion of the compensation that Delta received under the Stabilization Act.

- A $66 million gain, net of tax, primarily related to the sale of Delta's equity interest in SkyWest, Inc., the parent company of SkyWest Airlines.

         Additional details about unusual items can be found in Note 2 to the attached consolidated statements of operations.

DELTA REMAINS COMMITTED TO OPERATIONAL EXCELLENCE AND SAFETY

         Delta's primary focus continues to be operational excellence and safety, even in the face of crisis throughout the industry. Delta's OSHA recordable cases for 2002 were 50 percent below the industry average. This marked the eighth consecutive year that Delta's rate has declined. Additionally, Delta's OSHA lost work day cases in 2002 declined 16 percent compared to 2001.

         For the December 2002 quarter, Delta's completion factor was 98.9 percent versus 99.0 percent during the same period last year. For the full year 2002, Delta's completion factor was 99.0 percent, 1.5 points better than 2001.

DELTA FOCUSES ON FINANCIAL RESULTS WITH COST SAVING INITIATIVES

         In the December 2002 quarter, and as outlined below, Delta has taken and will continue to take significant actions to help improve financial performance during 2003.

         During the quarter, Delta announced a difficult, but necessary decision to reduce its workforce by 7,000-8,000 positions, with most of these reductions to be completed by May 2003. Once this current reduction is complete, Delta will have reduced its workforce by approximately 16,000 since September 11, 2001.

         In the December 2002 quarter, Delta announced changes to its employee pension program as part of its ongoing strategic benefits review initiative. With the implementation of and migration to a new cash balance plan, Delta expects to realize cost savings of approximately $120 million in 2003 and $600 million over the next five years. Delta has already taken steps to offset rising healthcare costs through its strategic benefits review process, resulting in cost savings of approximately $80 million in 2003.

         Delta leveraged its flexibility through a disciplined approach to right-sizing capacity, allowing for quick response to the ever-changing needs of its passengers. Delta continued to optimize its network by restructuring its Dallas/Fort Worth (DFW) hub in order to reduce operating losses. Delta will offer customers 14 percent more flights at DFW each day by utilizing its regional jet fleet, including the introduction of a new 70-seat aircraft. The mainline aircraft previously serving DFW will either be retired or reallocated to routes with better profit potential. Delta also announced plans to launch a new low-fare subsidiary, initially focusing on Florida's leisure markets. This new subsidiary will replace Delta Express and provide Delta with a competitive advantage in the low cost carrier marketplace.

         Delta continued to gain productivity advantages from the use of its technology. During the quarter, Delta "went live" with its SAP inventory and supply chain management system, delivering both on time and on budget. After
18 months of diligent work, Delta is extremely pleased with the initial results and expects to achieve significant inventory reduction benefits over the next three years.

REVENUE PERFORMANCE

         Delta's passenger unit revenue performance, while still below December quarter 2000 levels, continued to outperform the industry on a year-over-year basis, up 12.2 percent from the December quarter 2001. The disciplined approach to capacity combined with a significant number of initiatives established in previous months, helped to drive this performance. Strategies were implemented to reduce or eliminate corporate discounts, especially on published fares that were already deeply discounted. Furthermore, select fares in both published and opaque pricing channels were increased in markets exhibiting strong demand. Yield performance was also bolstered by revenue management strategies deployed for both the Thanksgiving and Christmas holiday period.

         While Delta's year-over-year passenger unit revenue outperformed its peers in the December quarter and the full year 2002, the revenue environment continues to remain uncertain. A variety of factors may impact future industry revenues, including the current geo-political environment, the economy and the operation of two carriers under bankruptcy protection. Delta will continue to proactively implement network and revenue enhancing initiatives to mitigate any negative impact of the current revenue environment.

OTHER MATTERS

         Attached to this earnings release are Delta's consolidated statements of operations for the three and twelve months ended December 31, 2002; a statistical summary for those periods; and selected balance sheet data as of December 31, 2002.

         Delta will host a webcast to discuss its quarterly earnings today, January 16, at 9:30 a.m. Eastern Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,826 flights each day to 437 destinations in 78 countries on Delta, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. For a list of factors that could cause these differences, see the Form 8-K that Delta filed today. Delta has no current intention to update its forward-looking statements.

                                     # # #

                             DELTA AIR LINES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (unaudited; in millions, except share data)


                                                     Three Months                                 Twelve Months
                                                        Ended                                        Ended
                                                     December 31,                                 December 31,
                                          ------------------------------------           -----------------------------
                                             2002                       2001               2002                 2001
                                          ---------                  ---------           ---------           ---------

Operating Revenues:
  Passenger                               $   3,061                  $   2,639           $  12,321           $  12,964
  Cargo                                         126                        119                 458                 506
  Other, net                                    121                        105                 526                 409
    Total operating revenues                  3,308                      2,863              13,305              13,879

Operating Expenses:
  Salaries and related costs                  1,546                      1,422               6,165               6,124
  Aircraft fuel                                 475                        368               1,683               1,817
  Depreciation and
    amortization (Note 1)                       287                        310               1,148               1,283
  Contracted services                           243                        258               1,003               1,016
  Landing fees and other rents                  207                        192                 834                 780
  Aircraft maintenance materials
    and outside repairs                         163                        205                 711                 801
  Aircraft rent                                 177                        180                 709                 737
  Other selling expenses                        113                        120                 539                 616
  Passenger commissions                          54                        118                 322                 540
  Passenger service                              85                        101                 372                 466
  Asset writedowns and other
    nonrecurring items                          151                        991                 439               1,119
  Stabilization Act compensation                 --                       (463)                (34)               (634)
  Other                                         169                        183                 723                 816
    Total operating expenses                  3,670                      3,985              14,614              15,481

Operating Loss                                 (362)                    (1,222)             (1,309)             (1,602)

Other Income (Expense):
  Interest expense                             (165)                      (145)               (646)               (499)
  Interest income                                 7                         17                  36                  89
     Loss on extinguishment of
   ESOP notes                                   (42)                        --                 (42)                 --
  Gain (loss) from sale
    of investments, net                          --                        108                  (3)                127
  Fair value adjustments of
    SFAS 133 derivatives                         (6)                        24                 (39)                 68
  Misc. income (expense), net                   (18)                       (17)                  1                 (47)
                                               (224)                       (13)               (693)               (262)

Loss Before Income Taxes                       (586)                    (1,135)             (2,002)             (1,864)

Income Tax Benefit                              223                        401                 730                 648

Net Loss                                       (363)                      (734)             (1,272)             (1,216)

Preferred Stock Dividends                        (4)                        (4)                (15)                (14)

Net Loss Available
  To Common Shareowners                   $    (367)                 $    (738)          $  (1,287)          $  (1,230)

Diluted Loss Per Share                    $   (2.98)                 $   (5.98)          $  (10.44)          $   (9.99)

Net Loss Excluding
  Unusual Items (Note 2)                  $    (230)                 $    (486)          $    (958)          $  (1,027)

Diluted Loss Per Share
  Excluding Unusual Items
     (Note 2)                             $   (1.90)                 $   (3.97)          $   (7.89)          $   (8.46)

Operating Margin                             -10.9%                     -39.2%               -9.8%              -11.5%

Weighted Average Shares Used
  In Diluted Loss Per Share
  Computation (in thousands):               123,358                    123,247             123,283             123,119


                             DELTA AIR LINES, INC.
                              STATISTICAL SUMMARY
                                  (unaudited)


                                              Three Months                      Twelve Months
                                                 Ended                              Ended
                                              December 31,                       December 31,
                                          -----------------------           -------------------------
                                           2002             2001              2002             2001
                                          ------           ------           -------           -------

Revenue Psgr Miles (millions)             25,116           21,723           102,029           101,717
Available Seat Miles
 (millions)                               35,280           34,141           141,719           147,837
Passenger Mile Yield (cents)               12.18            12.14             12.08             12.74
Operating Revenue Per
 Available Seat Mile (cents)                9.38             8.38              9.39              9.39
Passenger Revenue Per
 Available Seat Mile (cents)                8.67             7.73              8.69              8.77

Operating Cost per
 Available Seat Mile (cents)               10.40            11.67             10.31             10.47
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 2)                                   9.97            10.12             10.03             10.14
Passenger Load Factor
 (percent)                                 71.19            63.63             71.99             68.80
Breakeven Passenger Load
 Factor (percent)                          79.62            90.69             79.64             77.31
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 2)                                  76.10            77.96             77.27             74.73
Psgrs Enplaned (thousands)                27,290           23,440           107,048           104,943
Revenue Ton Miles (millions)               2,909            2,520            11,698            11,752
Cargo Ton Miles (millions)                   397              362             1,495             1,583
Cargo Ton Mile Yield (cents)               31.55            32.71             30.62             31.95
Fuel Gallons Consumed
 (millions)                                  625              593             2,514             2,649
Average Price Per Fuel Gallon,
  net of hedging gains (cents)             76.03            62.04             66.94             68.60
Number of Aircraft in Fleet,
  End of Period                              831              814               831               814
Full-Time Equivalent Employees,
  End of Period                           75,100           76,300            75,100            76,300

SELECTED BALANCE SHEET DATA:


                                          December 31,        December 31,
                                             2002                2001
                                          ------------        ------------
                                          (unaudited)
(in millions)

   Cash and cash equivalents                $ 1,969            $ 2,210
   Total assets                              24,720             23,765
   Total debt, including current
     maturities and short-term
   obligations                               10,740              9,304
   Capital lease obligations,
     short-term and long-term                   127                 99
Total shareowners' equity                       893              3,769

Note 1. For comparative purposes, note that we adopted Statement of Financial Accounting Standards (SFAS)142, "Goodwill and Other Intangible Assets" on January 1, 2002. In accordance with that standard, we no longer amortize goodwill and certain intangible assets. For more information about our adoption of SFAS 142, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 or our 2001 Annual Report on Form 10-K.

         The following table shows a reconciliation of our reported net loss and loss per share to adjusted net loss and loss per share as if the non-amortization provisions of SFAS 142 had been applied in the prior periods:


                                            Three Months                       Twelve Months
                                                Ended                             Ended
                                             December 31,                      December 31,
                                         -----------------------         ---------------------------
                                           2002            2001            2002              2001
                                         -------         -------         ---------         ---------

(in millions, except share data)

Net Loss                                 $  (363)        $  (734)        $  (1,272)        $  (1,216)
Add: goodwill and
  certain intangible assets
  amortization, net of tax                    --              15                --                60
Adjusted net loss                        $  (363)        $  (719)        $  (1,272)        $  (1,156)

Basic and diluted loss per share:
Net Loss                                 $ (2.98)        $ (5.98)        $  (10.44)        $   (9.99)
Add: goodwill and
  certain intangible assets
  amortization, net of tax                    --            0.12                --              0.49
Adjusted net loss                        $ (2.98)        $ (5.86)        $  (10.44)        $   (9.50)

Note 2. The following tables show reconciliations of our net loss and loss per share excluding unusual items to reported net loss and loss per share:


                                                  Three Months                        Twelve Months
                                                     Ended                                 Ended
                                                  December 31,                          December 31,
                                            -------------------------           -----------------------------
                                              2002              2001              2002                 2001
                                            -------           -------           ---------           ---------

(in millions, except share data)

Net loss excluding unusual
 items                                         (230)          $  (486)          $    (958)          $  (1,027)
Unusual items, net of tax:
   Severance for workforce
    reductions                                  (80)             (309)                (80)               (351)
   Loss on extinguishment
    of ESOP notes                               (26)               --                 (26)                 --
   Asset impairments                            (23)             (188)               (162)               (225)
   Aircraft deferral costs                      (19)               --                 (19)                 --
   Surplus pilots and aircraft                   (8)              (19)                (59)                (19)
   Fair value adjustments of
    SFAS 133 derivatives                         (4)               15                 (25)                 41
   Restructuring and other
    reserves, net                                35                (4)                 43                  (4)
   Discontinued capital projects
    and contracts                                --               (90)                 --                 (90)
   Stabilization Act compensation                --               288                  22                 392
   Net gain on sale of investments               --                66                  --                  73
   Other                                         (8)               (7)                 (8)                 (6)
   Total unusual items,
    net of tax                                 (133)             (248)               (314)               (189)
   Net loss                                 $  (363)          $  (734)          $  (1,272)          $  (1,216)

Basic and diluted loss per share:

Net loss excluding unusual
 items                                      $ (1.90)          $ (3.97)          $   (7.89)          $   (8.46)
Unusual items, net of tax:
   Severance for workforce
    reductions                                (0.65)            (2.51)              (0.65)              (2.85)
   Loss on extinguishment
    of ESOP notes                             (0.21)               --               (0.21)                 --
   Asset impairments                          (0.19)            (1.53)              (1.31)              (1.83)
   Aircraft deferral costs                    (0.16)               --               (0.16)                 --
   Surplus pilots and aircraft                (0.06)            (0.15)              (0.48)              (0.15)
   Fair value adjustments of
    SFAS 133 derivatives                      (0.03)             0.12               (0.20)               0.33
   Restructuring and other
    reserves, net                              0.28             (0.03)               0.35               (0.03)
   Discontinued capital projects
    and contracts                                --             (0.73)                 --               (0.73)
   Stabilization Act compensation                --              2.34                0.17                3.18
   Net gain on sale of investments               --              0.53                  --                0.59
   Other                                      (0.06)            (0.05)              (0.06)              (0.04)
   Total unusual items,
    net of tax                                (1.08)            (2.01)              (2.55)              (1.53)
   Net loss                                 $ (2.98)          $ (5.98)          $  (10.44)          $   (9.99)